Citigroup Global Markets Holdings Inc.	May 9, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1145 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a quarterly basis, beginning approximately one year after issuance, on the terms described below. Your return on the securities will depend on the performance of shares of the iShares® MSCI Emerging Markets ETF (the “underlying shares”).
▪	The securities provide for the repayment of principal plus a premium following the first valuation date on which the closing price of the underlying shares is greater than or equal to the premium threshold price. However, if the closing price of the underlying shares is not greater than or equal to the premium threshold price on any of the first four valuation dates, the securities will not be automatically redeemed at a premium and, instead, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the underlying shares from the strike date to the final valuation date. If the securities are not automatically redeemed prior to maturity and the underlying shares depreciate by more than the buffer amount from the strike date to the final valuation date, you will lose 1.1765% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer amount. Accordingly, the lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity.
▪	If we and Citigroup Inc. default on our obligations, you may not receive any amount owed to you under the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the iShares® MSCI Emerging Markets ETF (NYSE Arca symbol: “EEM”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$11,585,000
Stated principal amount:	$1,000 per security
Strike date:	May 8, 2018
Pricing date:	May 9, 2018
Issue date:	May 11, 2018
Valuation dates:	May 16, 2019, August 8, 2019, November 8, 2019, February 10, 2020 and May 8, 2020 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying shares
Automatic early redemption:	If, on any of the first four valuation dates, the closing price of the underlying shares is greater than or equal to the premium threshold price, the securities will be automatically redeemed on the fifth business day following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first four valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date is indicated below. The premium may be significantly less than the appreciation of the underlying shares from the strike date to the applicable valuation date.

•       May 16, 2019: 10.84% of the stated principal amount

•       August 8, 2019: 13.55% of the stated principal amount

•       November 8, 2019: 16.26% of the stated principal amount

•       February 10, 2020: 18.97% of the stated principal amount

•       May 8, 2020: 21.68% of the stated principal amount

Maturity date:	May 15, 2020
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

▪   If the closing price of the underlying shares on the final valuation date is greater than or equal to the premium threshold price:
$1,000 + the premium applicable to the final valuation date

▪   If the closing price of the underlying shares on the final valuation date is less than the premium threshold price but greater than or equal to the trigger price: $1,000

▪   If the closing price of the underlying shares on the final valuation date is less than the trigger price:
$1,000 + [$1,000 × the buffer rate × (the share percent change + the buffer amount)]

If the securities are not automatically redeemed prior to maturity and the closing price of the underlying shares on the final valuation date is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $1,000 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$46.42, the closing price of the underlying shares on the strike date
Final share price:	The closing price of the underlying shares on the final valuation date
Share percent change:	The final share price minus the initial share price, divided by the initial share price
Premium threshold price:	$46.42, 100% of the initial share price
Trigger price:	$39.457, 85% of the initial share price
Buffer amount:	15%
Buffer rate:	The initial share price divided by the trigger price, which is approximately 117.65%
Listing:	The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity.
CUSIP / ISIN:	17324XFF2 / US17324XFF24
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$1.00	$999.00
Total:	$11,585,000.00	$11,585.00	$11,573,415.00

(1) On the date of this pricing supplement, the estimated value of the securities is $994.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-06 dated April 7, 2017    Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect what you receive at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in the section “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement. That section supersedes the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates the payment you may receive upon maturity of the securities, assuming the securities have not previously been redeemed, for a range of hypothetical percentage changes in the closing price of the underlying shares from the strike date to the final valuation date.

Investors in the securities will not receive any dividends on the underlying shares or the securities included in or held by the underlying share issuer. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity” below.

Payment at Maturity

May 2018	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

The following table illustrates how the amount payable per security will be calculated if the closing price of the underlying shares is greater than or equal to the premium threshold price on one of the five valuation dates. Figures below have been rounded for ease of analysis.

If the first valuation date on which the closing price of the underlying shares is greater than or equal to the premium threshold price is . . .	. . . then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
May 16, 2019	$1,000 + applicable premium = $1,000 + $108.40 = $1,108.40
August 8, 2019	$1,000 + applicable premium = $1,000 + $135.50 = $1,135.50
November 8, 2019	$1,000 + applicable premium = $1,000 + $162.60 = $1,162.60
February 10, 2020	$1,000 + applicable premium = $1,000 + $189.70 = $1,189.70
May 8, 2020	$1,000 + applicable premium = $1,000 + $216.80 = $1,216.80

The examples below illustrate how the payment at maturity will be calculated if the closing price of the underlying shares is not greater than or equal to the premium threshold price on any of the valuation dates, including the final valuation date. As a result, the securities are not automatically redeemed prior to maturity and would not pay a premium either upon early redemption or at maturity. The examples are based on an initial share price of $46.42, a premium threshold price of $46.42, a trigger price of $39.457 and the hypothetical final share prices indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final share price.

Example 1—Par Scenario. The hypothetical final share price is $41.78 (an approximately 10% decrease from the initial share price), which is less than the premium threshold price but greater than the trigger price.

Payment at maturity per security = $1,000

In this scenario, because the hypothetical final share price is less than the premium threshold price but greater than the trigger price, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium.

Example 2—Downside Scenario A. The hypothetical final share price is $34.82 (an approximately 25% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the share percent change + the buffer amount)]

= $1,000 + [$1,000 × ($46.42 / $39.457) × (-25% + 15%)]

= $1,000 + [$1,000 × approximately 117.65% × (-10%)]

= $1,000 + (-$117.65)

= $882.35

In this scenario, the underlying shares have depreciated by more than the 15% buffer amount from the initial share price to the hypothetical final share price, which is less than the trigger price. As a result, you would lose approximately 1.1765% of the stated principal amount of your securities for every 1% the price of the underlying shares declined beyond the buffer amount. In this scenario, the underlying shares depreciated by 25.00% and you would lose 11.765% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer of 13.235%.

Example 3—Downside Scenario B. The hypothetical final share price is $13.93 (an approximately 70% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the share percent change + the buffer amount)]

= $1,000 + [$1,000 × ($46.42 / $39.457) × (-70% + 15%)]

= $1,000 + [$1,000 × ($46.42 / $39.457) × (-55%)]

= $1,000 + (-$647.075)

= $352.925

In this scenario, the underlying shares have depreciated by more than the 15% buffer amount from the initial share price to the hypothetical final share price, which is less than the trigger price. As a result, you would lose approximately 1.1765% of the stated principal amount of your securities for every 1% the price of the underlying shares declined beyond the buffer amount. In this scenario, the underlying shares depreciated by 70.00% and you would lose 64.7075% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer of 5.2925%. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the underlying shares.

May 2018	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. Instead, your return on the securities will depend on the performance of the underlying shares. If the securities are not automatically redeemed prior to maturity and the final share price is less than the trigger price, you will lose 1.1765% of the stated principal amount of the securities for every 1% by which the decline in the price of the underlying shares exceeds the 15.00% buffer amount. You should understand that any decline in the price of the underlying shares beyond the 15.00% buffer will result in a magnified loss to your investment by 1.1765 times, which will progressively offset any protection that the 15.00% buffer amount would offer. For example, if the final share price is 25.00% less than the initial share price, your payment at maturity would equal $882.35. Under the terms of the securities, in this scenario, the 15.00% buffer amount would have been reduced to effectively 13.235%. The lower the final share price, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing price of the underlying shares is greater than or equal to the premium threshold price on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing price of the underlying shares on that valuation date may exceed the premium threshold price. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying shares.

▪	The term of the securities may be as short as approximately one year. If the closing price of the underlying shares on any valuation date, including the valuation date expected to occur approximately one year after the pricing date, is greater than or equal to the premium threshold price, the securities will be automatically redeemed. The earlier the automatic redemption, the lower the premium you will receive.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity. As of May 9, 2018, the trailing 12-month dividend yield of the underlying shares was approximately 1.91%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.82% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Furthermore, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	Your return on the securities depends on the closing prices of the underlying shares on only five days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing price of the underlying shares solely on one of the five valuation dates, you are subject to the risk that the closing prices of the underlying shares on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the return on the securities was based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪   The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

May 2018	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, changes in currency exchange rates, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

May 2018	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer over the term of the securities or in instruments related to the underlying shares or such securities over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks composing the underlying share issuer and that are generally tracked by the underlying share issuer have been issued by companies in various emerging markets. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	The underlying shares are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the underlying shares. Because the underlying share issuer invests in stocks that are traded in non-U.S. currencies, while the net asset value of the underlying share issuer is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of shares of the underlying share issuer will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers,

May 2018	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Additional Terms of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying share issuer to be the underlying shares. See “Additional Terms of the Securities” in this pricing supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the ETF underlying index or the net asset value per share of the underlying share issuer. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees of the underlying share issuer that are not included in the calculation of the ETF underlying index. In addition, the underlying share issuer may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the underlying share issuer.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying share issuer. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF underlying index and/or the net asset value per share of the underlying share issuer, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

May 2018	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2018	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the final share price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the u iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by the iShares® MSCI Emerging Markets ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.”

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the iShares® MSCI Emerging Markets ETF or other securities of the iShares® MSCI Emerging Markets ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets ETF or the MSCI Emerging Markets Index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the iShares® MSCI Emerging Markets ETF.

Historical Information

The graph below shows the closing price of the shares of the iShares® MSCI Emerging Markets ETF for each day such price was available from January 2, 2013 to May 9, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 2, 2013 to May 9, 2018

May 2018	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014
First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.99	$35.43	$0.00000
Second Quarter	$41.93	$38.81	$0.19171
Third Quarter	$45.85	$41.05	$0.00000
Fourth Quarter	$47.81	$44.82	$0.69655
2018
First Quarter	$52.08	$45.69	$0.00000
Second Quarter (through May 9, 2018)	$48.14	$46.16	$0.00000

The closing price of the shares of the iShares® MSCI Emerging Markets ETF on May 9, 2018 was $46.51.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the iShares® MSCI Emerging Markets ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital

May 2018	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $1.00 for each $1,000 security sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $1.00 for each $1,000 security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

May 2018	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to

May 2018	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries~~'~~’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance,

May 2018	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Geared Buffered Securities Based on Shares of the iShares® MSCI Emerging Markets ETF Due May 15, 2020

fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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May 2018	PS-14